                                                                   Deutsche Bank
                    Securities Linked to the S&P 500(R) Index
                    U.S. Equities |X| Bullish |X| Medium Term

Indicative Terms as of June 2, 2009

CUSIP:                        2515A0 ZV 8

Issuer:                       Deutsche Bank AG, London Branch

Rating(1):                    Moody's Aa1 / S&P A+

Maturity / Tenor:             36 Months

Index:                        S&P 500(R) Index

Initial Level:                Index closing level on the Trade Date

Final Level:                  Index closing level on the Final Valuation Date

Index Return:                           Final Level - Initial Level
                                        ---------------------------
                                              Initial Level
                              (subject to the Index Return Cap)

Index Return
Cap:                          33.00% - 41.30% (to be determined on the Trade
                              Date)

Maximum Return:               42.90% - 53.69% (equal to the Participation Rate
                              multiplied by the Index Return Cap, which will be
                              determined on the Trade Date)

Trigger Level:                50% of the Initial Level

Participation
Rate:                         130%

Payment at Maturity:

                              i) If the Final Level is greater than or equal to
                              the Initial Level, your payment at maturity per
                              $1,000 security face amount will be calculated as
                              follows, subject to the Maximum Return:

                              $1,000 + ($1,000 * Index Return * Participation
                              Rate)

                              ii) If the Final Level is less than the Initial
                              Level but greater than or equal to the Trigger
                              Level, your payment at maturity per $1,000
                              security face amount will equal:

                                                    $1,000

                              iii) If the Final Level is less than the Trigger
                              Level, your payment at maturity per $1,000
                              security face amount will be calculated as
                              follows:

                                       $1,000 + ($1,000 * Index Return)

                              If the Final Level is less than the Trigger Level,
                              you will lose a significant percentage of your
                              initial investment, and you could lose your entire
                              investment.

Discounts and Commissions:    The Agents will not receive a commission in
                              connection with the sale of the securities.
                              Deutsche Bank Securities Inc. may pay referral
                              fees to other broker-dealers of up to 0.50% or
                              $5.00 per $1,000 security face amount. Deutsche
                              Bank Securities Inc. may pay custodial fees to
                              other broker-dealers of up to 0.25% or $2.50 per
                              $1,000 security face amount. Deutsche Bank AG will
                              reimburse Deutsche Bank Securities Inc. for such
                              fees.

Agents:                       Deutsche Bank Securities Inc. and Deutsche Bank
                              Trust Company Americas

                         Best Case Scenario at Maturity

If the Index Return is positive, investors will receive 130% of the performance of the Index Return at maturity, subject to the Index Return Cap of between
33.00% and 41.30% (to be determined on the Trade Date).

                        Worst Case Scenario at Maturity

If the Final Level is below the Trigger Level, an investment in the securities will decline by 1% for every 1% decline in the Index. The maximum loss on an investment is 100%.

                                    Benefits

|X|  Exposure to U.S. equities with potential outperformance on the upside and downside, subject to the Index Return Cap and Trigger Level

|X|  130% of the positive Index Return up to the Index Return Cap

                                      Risks

|X|  Because the securities do not offer full principal protection of your initial investment and the return of the securities is linked to the performance of the Index, you may lose up to 100% of your initial investment

|X|  Return on the securities is limited by the Index Return Cap, and you will not benefit from any appreciation of the Index beyond the Index Return Cap

|X|  Return on the securities is linked to the value of the Index without taking into consideration the value of dividends paid on the stocks included in the Index

|X|  An investment in securities is subject to the credit of the Issuer

                        Important Dates
Offering Period:.............................June 2 -June 5, 2009
Trade Date:..........................................June 5, 2009
Settlement Date:....................................June 10, 2009
Final Valuation Date:................................June 6, 2012
Maturity Date:..........................June 11, 2012 (36 months)

(1) As of June 2, 2009. A credit rating is not a recommendation to buy, sell or hold the securities and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG's Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Securities Linked to the S&P 500® Index Fact Sheet
Deutsche Bank Structured Equity Sales

Index Return (%)	Return at Maturity (%)	Payment at Maturity (per $1,000 invested)
-100.00%	-100.00%	$0.00
-75.00%	-75.00%	$250.00
-55.00%	-55.00%	$450.00
-50.00%	0.00%	$1,000.00
-10.00%	0.00%	$1,000.00
-5.00%	0.00%	$1,000.00
0.00%	0.00%	$1,000.00
5.00%	6.50%	$1,065.00
10.00%	13.00%	$1,130.00
25.00%	32.50%	$1,325.00
30.00%	39.00%	$1,390.00
35.00%	45.50%	$1,455.00
37.15%	48.295%	$1,482.95
40.00%	48.295%	$1,482.95
50.00%	48.295%	$1,482.95
75.00%	48.295%	$1,482.95
100.00%	48.295%	$1,482.95
This hypothetical scenario analysis assumes that the Index Return Cap is set at 37.15% on the Trade Date.  This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis.

Deutsche Bank Structured Equity Sales    1.212.250.9905

Securities Linked to the S&P 500® Index Fact Sheet
Deutsche Bank Structured Equity Sales

Selected Risk Factors

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT – The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative and if the Final Level is less than the Trigger Level. If the Final Level is less than the Trigger Level, your initial investment will be exposed to any decline in the Index. Under these circumstances, you will lose a substantial portion of your investment in the securities and you could lose your entire investment.

THE RETURN ON YOUR SECURITIES IS LIMITED BY THE MAXIMUM RETURN – As a holder of the securities, you will not benefit from any appreciation of the Index beyond the Index Return Cap of between 33.00% and 41.30% (to be determined on the Trade Date). Consequently, the securities are subject to a Maximum Return of between 42.90% and 53.69% (to be determined on the Trade Date) and your payment at maturity will be limited to a maximum payment of between $1,429.00 and $1,536.90 for each $1,000 security face amount you hold, regardless of any further appreciation of the Index, which may be significant.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the securities or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Index.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the level of the Index or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

COUNTERPARTY RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 669AU and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 669AU and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
Dated June 2, 2009 R-5817-1 (08/08)

Deutsche Bank Structured Equity Sales    1.212.250.9905